Exhibit 10.1

GATX CORPORATION

2012 AMENDED AND RESTATED INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AGREEMENT

In consideration of the provision of services by the Participant, an employee of GATX Corporation (the “Company”) or a subsidiary thereof (such subsidiary and the Company hereinafter collectively “GATX”), and for Participant’s execution and compliance with the terms of the Confidential Information, Non-Competition and Non-Solicitation Agreement entered into contemporaneously herewith (the “Non-Compete Agreement”) and as further incentive for the Participant to advance the interests of the Company, the Company hereby grants to the Participant, on the Grant Date, the number of Restricted Stock Units set forth on the Morgan Stanley Stock Plan Connect website (https://www.stockplanconnect.com) (the “RSUs”) with respect to the same number of Shares of the Company pursuant to the GATX Corporation 2012 Amended and Restated Incentive Award Plan (the “Plan”). Such grant is expressly subject to the terms and conditions of this Restricted Stock Unit Agreement (the “Agreement”) as hereinafter set forth and further subject to the terms and conditions of the Plan, both of which are incorporated herein by reference.

1.

Defined Terms. Capitalized terms used in this Agreement are defined in paragraph 10 or elsewhere herein. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Plan.

2.

Award. By acceptance of this RSU award on the Morgan Stanley Stock Plan Connect website (https://www.stockplanconnect.com), Participant hereby agrees and consents to the application this Agreement and the Plan to the RSUs. Each RSU entitles the Participant to receive one Share subject to the terms and conditions of this Agreement.

3.

Voting Rights and Dividends. Notwithstanding anything to the contrary the Participant shall not have any rights as a shareholder of the Company, including the right to vote, until Shares are actually issued to the Participant in accordance with paragraph 4 of this Agreement.

An account shall be established for the Participant, to which shall be credited dividend equivalents equal to the product of (a) the number of the Participant’s RSUs and (b) the dividend declared on a single share of Common Stock. To the extent the Participant becomes vested in the RSUs, the Participant shall be entitled to a distribution of the dividend equivalents credited to his or her account at the same time as the Shares are issued with respect to the RSUs so vesting. All dividend equivalents paid will be considered ordinary income and will be subject to supplemental withholding rates for income tax purposes including payroll taxes, applicable to such supplemental income.

4.	Vesting, Transfer and Forfeiture of RSUs.

(a)

Except as otherwise provided in subparagraph 4(b) below, the Participant shall vest in the RSUs which have been granted to the Participant (as set forth in paragraph 2 above) on the Vesting Dates shown in the table below.

INSTALLMENT	VESTING DATE
25% of RSUs	First-year anniversary of the Grant Date
75% of RSUs	Third-year anniversary of the Grant Date

The RSUs shall be converted and exchanged for an equal number of shares of Stock to be issued to the Participant no later than the tenth (10th) business day following each Vesting Date. Notwithstanding the foregoing, if the Participant’s Date of Termination occurs prior to one of the Vesting Dates, the Participant shall forfeit all unvested RSUs and the Participant shall have no further rights under this Agreement.

(b)

Notwithstanding the provisions of subparagraph 4(a) above, the Participant shall become vested in the RSUs as provided in subparagraphs (i), (ii), (iii) and (iv) below, and shall become owner of an equal number of Shares thereof free of all restrictions otherwise imposed by this Agreement as provided in subparagraph (v) below, as follows:

(i)

If the Participant’s Date of Termination occurs as a result of death, Retirement or Disability, the Participant will be vested on such Date of Termination in a pro rata portion of the RSUs based on his or her length of employment during the Vesting Period. The pro rata portion of the Restricted Stock Units shall equal the product of:

(A)	the number of RSUs granted to the Participant hereunder; and

(B)

a fraction (not greater than one), the numerator of which shall be the number of days the Participant is employed by the Company or its Subsidiaries during the period beginning on the Grant Date and ending on the Date of Termination and the denominator of which shall be the number of days in the Vesting Period.

(ii)

Subject to the provisions of Section 14.2 of the Plan (relating to the adjustment of Shares), if a Change in Control occurs prior to a Participant’s Date of Termination and before one of the Vesting Dates, and within two (2) years after the occurrence of the Change in Control the Participant’s Date of Termination occurs by reason of discharge by the Participant’s employer without Cause or the Participant resigns from employment with the employer for Good Reason, the Participant shall, except as provided in subparagraph (iii), become fully vested in all unvested RSUs granted under this Agreement prior to the Change in Control that are held by the Participant as of the Date of Termination, in accordance with subparagraphs 4(b)(iv) and 4(b)(v).

(iii)

With respect to any RSUs that become vested pursuant to subparagraph (ii) in connection with a Change in Control described in Subsection 2.7(e) of the Plan, with respect to a Participant as described therein relating to certain transactions involving a Subsidiary or Business Segment, then such Participant shall be vested in the RSUs as follows:

(A)	If such Date of Termination occurs during the first year of the Vesting Period, the Participant shall be vested in one-third (1/3) of the Participant’s RSUs.

(B)	If such Date of Termination occurs during the second year of the Vesting Period, the Participant shall be vested in two-thirds (2/3) of the Participant’s RSUs.

(C)	If such Date of Termination occurs during the third year of the Vesting Period, the Participant shall be vested in all of the Participant’s RSUs.

(iv)

For purposes of subparagraphs (ii) and (iii) above, if, as a result of a Change in Control described in Subsection 2.7(e) of the Plan, the Participant’s Termination of Service occurs by reason of the Participant’s employer ceasing to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), and the Participant is not, immediately following the Change in Control, employed by the Company or an entity that is then a Subsidiary, then the occurrence of the Change in Control shall be treated as the Participant being discharged by the employer without Cause.

(v)

Following the vesting of the RSUs under subparagraph (i) or (ii), RSUs shall be converted to an equal number of Shares and issued no later than the tenth (10th) business day following the Date of Termination; provided, however, that in the event the Participant qualifies for Retirement, then:

(A)

If such Participant’s Date of Termination (under subparagraph (i), (ii), (iii) or (iv) above) is a result of a “separation from service” as determined in accordance with Treas. Reg. §1.409A-1(h) and any interpretation thereof adopted by the Company (a “Separation from Service”) and the Participant is a “specified employee” within the meaning of Section 409A of the Code and the regulations issued thereunder, the RSUs shall be converted to an equal number of shares of Stock and issued to the Participant on the earlier of (1) the Vesting Date or (2) the tenth (10th) business day following the six (6)-month anniversary of the Date of Termination.

(B)

If such Participant’s Date of Termination is under subparagraph (ii), (iii) or (iv) above but is not as a result of a Separation from Service, the RSUs shall be converted to an equal number of shares of Stock and issued to the Participant on the earlier of (1) the Vesting Date or (2) the tenth (10th) business day following the date the Participant has a Separation from Service.

(C)

If such Participant’s Date of Termination is under subparagraph (iii) or (iv) above, is not as a result of a Separation from Service, and the Change in Control does not constitute a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5)(i), the RSUs shall be converted to an equal number of shares of Stock and issued to the Participant on the earlier of (1) the Vesting Date or (2) the tenth (10th) business day following the date the Participant has a Separation from Service.

(c)

Except pursuant to a domestic relations order, RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered until share of Common Stock have been distributed to the participant free and clear of all restrictions.

5.

Withholding. The granting, vesting and settlement of RSUs under this Agreement are subject to withholding of all applicable taxes. Subject to such rules and limitations as may be established by the Administrator from time to time, the Participant may satisfy his or her withholding obligations through (i) payment of cash to the Company equal to the amount of taxes required to be withheld, (ii) contemporaneously withholding from other sources of income otherwise payable to the Participant by the Company or any Subsidiary, or (iii) the surrender of Shares which the Participant already owns, or to which the Participant is otherwise entitled under the Plan or this Agreement; provided, however, that, except as otherwise provided by the Administrator, Shares otherwise payable under this Agreement may not be used to satisfy more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for income tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). In the event that the withholding obligation arises during a period in which the Participant is prohibited from trading in Common Stock pursuant to the Company’s insider trading policy, or otherwise by applicable securities or other laws, then unless otherwise elected by the Participant during a period when he/she was not so restricted from trading, the Company shall automatically satisfy the Participant’s withholding obligation by withholding from Shares otherwise deliverable under this Agreement

6.

Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, including any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If the Designated Beneficiary survives the Participant but dies before the exercise of all rights or the complete distribution of benefits under this Agreement, then any remaining rights and any remaining benefit distribution shall be exercisable by or distributed to the legal representative of the estate of the Designated Beneficiary.

7.

Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the Director, Compensation of the Company. This Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Administrator from time to time pursuant to the Plan.

8.

Not an Employment Contract. The Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

9.

Notices. Any written notices provided for in this Agreement or the Plan shall be provided in accordance with subparagraph 9(a) or 9(b), as applicable and, if provided to the Company, shall be addressed as follows:

GATX Corporation

222 West Adams Street

Chicago, IL 60606-5314

U.S.A

(a)

Any notice required by the Participant pursuant to the definition of Good Reason as defined below, shall be in writing given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Executive Vice President, Human Resources and shall be effective when actually received.

(b)

All other notices shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Any such notice sent by mail shall be deemed received three business days after mailing, but in no event later than the date of actual receipt and shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the Director, Compensation and Benefits.

10.	Definitions. For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

“Cause” shall mean (i) the willful and continued failure of the Participant to perform the Participant’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), or (ii) the willful engaging by the Participant in illegal conduct or gross misconduct in the course of his or her discharge of duties for The Company. For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief, that the Participant’s action or omission was in the best interests of the Company.

“Change in Control” shall have the meaning ascribed to it in Section 2.7 of the Plan.

“Date of Termination” shall mean the date on which the Participant incurs a Termination of Service.

“Designated Beneficiary” shall mean the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require.

“Disability” shall mean, except as otherwise provided by the Committee, the period in which the Participant is considered to be “disabled” as that term is defined in the Company’s long term disability plan.

“Good Reason” shall mean the occurrence of one or more of the following conditions without the consent of the Participant:

(a)	a material diminution in the Participant’s base compensation, compared with the Participant’s base compensation in effect immediately prior to the consummation of a Change in Control;

(b)

a material diminution in the Participant’s authority, duties, or responsibilities, compared with the authority, duties, and responsibilities of the Participant immediately prior to the consummation of a Change in Control;

(c)

the Participant is required to report to a supervisor with materially less authority, duties, or responsibilities than the authority, duties, and responsibilities of the supervisor who had the greatest such authority, duties, and responsibilities at the time the Participant was required to report to such supervisor during the 120-day period immediately preceding the consummation of a Change in Control;

(d)

a material diminution in the budget over which the Participant retains authority, compared with the most significant budget, if any, over which the Participant had authority at any time during the 120-day period immediately preceding the consummation of a Change in Control;

(e)	a material change in the geographic location at which the Participant must perform services; or

(f)

any other action or inaction by the Company that constitutes a material breach of any change of control agreement between the Company and the Participant that is in effect when a Change in Control occurs.

If (I) the Participant provides written notice to the Company of the occurrence of Good Reason within a reasonable time (not more than 90 days) after the Participant has knowledge of the circumstances constituting Good Reason, which notice specifically identifies the circumstances which the Participant believes constitute Good Reason; (II) the Company fails to notify the Participant of the Company’s intended method of correction within a reasonable period of time (not less than 30 days) after the Company receives the notice, or the Company fails to correct the circumstances within a reasonable period of time after such notice (except that no such opportunity to correct shall be applicable if the circumstances constituting Good Reason are those described in paragraph (e) above, relating to relocation); and (III) the Participant resigns within a reasonable time after receiving the Company’s response, if such notice does not indicate an intention to correct such circumstances, or within a reasonable time after the Company fails to correct such circumstances (provided that in no event may such termination occur more than two (2) years after the initial existence of the condition constituting Good Reason); then the Participant shall be considered to have terminated for Good Reason.

“Grant Date” shall mean the date this RSU award was approved by the Compensation Committee of the Board of Directors of the Company.

“Retirement” shall mean retirement of the Participant on a “Retirement Date” as that term is defined in the GATX Corporation Non-Contributory Pension Plan for Salaried Employees.

“Vesting Dates” means the first and third anniversaries of the Grant Date.

“Vesting Period” means the period beginning on the Grant Date and ending on the final Vesting Date.